Exhibit 10.6

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

FOURTH Amendment to collaboration AND LICENSE AGREEMENT

This Fourth Amendment to Collaboration and License Agreement (this “Amendment”) is entered into as of August 11, 2022 (the “Amendment Date”) by and between Genzyme Corporation, a Massachusetts corporation (“Sanofi”), and Nurix Therapeutics, Inc., a Delaware corporation (“Nurix”).  Sanofi and Nurix are each referred to herein by name or, individually, as a “Party” or, collectively, as the “Parties.”

Recitals

WHEREAS the Parties entered into that certain Collaboration and License Agreement (as amended by the Amendments, the “Agreement”), dated December 19, 2019, that certain First Amendment to Collaboration and License Agreement, dated January 6, 2021 (the “First Amendment”), that certain Second Amendment to Collaboration and License Agreement, dated December 16, 2021 (the “Second Amendment”), and that certain Third Amendment to Collaboration and License Agreement, dated July 7, 2022 (the “Third Amendment” and, together with the First Amendment and the Second Amendment, the “Amendments”); and

WHEREAS the Parties wish to amend the Agreement to modify the Research Plan for Collaboration Target [*] under Exhibit A under which Sanofi will conduct Research relating to [*], and to modify certain terms and conditions of the Agreement with respect to such Research as further described herein.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Amendment, in accordance with Section 18.5 of the Agreement, the Parties agree as follows:

1.Defined Terms.  As used in this Amendment, capitalized terms, whether used in the singular or plural form, that are capitalized but not defined herein shall have the meanings ascribed to such terms in the Agreement.

2.Amendments.

(a)An amended Research Plan for the [*] is attached hereto as Exhibit A.  Such Research Plan shall be deemed approved by the JRC as of the Amendment Date. For clarity:

(i)all pre-clinical research activities under such amended Research Plan, including those activities conducted by Sanofi or its Affiliates, shall be deemed to be Research under the Agreement and part of the Research Program for the [*];

(ii)nothing in this Amendment is intended to modify the Research Term, including with respect to such amended Research Plan for the [*];

(iii)in accordance with, and subject to the terms and conditions of, Section 2.1.1 (Research Programs; General) of the Agreement, each Party shall bear its own costs and expenses incurred by or on behalf of it or its respective Affiliates in the performance of such Party’s respective Research activities under such amended Research Plan;

(iv)in accordance with, and subject to the terms and conditions of, Section 12.1.1 (Research License to Nurix), Nurix may use Collaboration [*] (defined below) in its activities under the Research Plan for the [*], including for purposes of [*] such Collaboration [*] into [*] that are Directed To such [*].

(b)Section 1.127 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.127“Licensed Product” means any pharmaceutical preparation in final form containing (a) a CTM (including any Development Candidate) that has relevant pharmacological activity and is Directed To a Collaboration Target, or (b) a Selected Target Binder or Collaboration [*] that is Directed To a Collaboration Target and itself has relevant pharmacological activity (each, a “Standalone Target Binder”), in each case that was identified (except for [*]), synthesized and Researched by or on behalf of Nurix or its Affiliates and/or, solely in the case of Collaboration [*], Sanofi or its Affiliates, in each case pursuant to a Research Plan, prior to the expiration of the applicable Collaboration Target Research Term (whether alone or as part of a Combination Product, and in all presentations and formulations including manner of delivery and dosage).

(c)Section 1.198 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.198“Reverted Product” means all CTMs, Target Binders, Standalone Target Binders and Development Candidates (and backups thereto) that are Directed To a Reverted Target, but in each case excluding any [*] and any CTMs comprising a [*]; provided, however, for clarity, if the [*] becomes a Reverted Target, then Reverted Products shall include all Collaboration [*] that are: (a) derived by [*] from Target Binders [*]; or (b) identified or developed by [*] using (i) [*] or (ii) [*].

(d)Section 1.212 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.212“Sanofi M1 Criteria” means, with respect to a CTM or Target Binder, the criteria that serve as a basis for Sanofi’s determination in accordance with its standard internal policies and formal governance procedures to further commit resources to potentially achieve [*] for such CTM or Target Binder, which criteria include [*].

(e)A new Section 1.242 is hereby added to the Agreement which shall provide as follows:

1.242“Amended [*] Research Plan” means the amended Research Plan for the [*], attached as Exhibit A to Amendment No. 3 to the Agreement, as such plan may be further amended from time to time in accordance with this Agreement.

(f)A new Section 1.243 is hereby added to the Agreement which shall provide as follows:

1.243“Collaboration [*]” means each [*] that: (a) is [*]; (b) [*]; and (c) is identified and Researched under Part 2 ([*]) of the [*].  For clarity, each Collaboration [*] is a Target Binder.

(g)A new Section 1.244 is hereby added to the Agreement which shall provide as follows:

1.244“Modulate” means, with regard to a particular Target, that the compound or product at issue activates, inhibits, agonizes, antagonizes, or otherwise regulates or adjusts such Target, and such activation, inhibition, agonizing, antagonizing, or other regulation or adjustment causes pharmacologically relevant activity with respect to such Target.

(h)A new Section 1.245 is hereby added to the Agreement which shall provide as follows:

1.245“[*] Sanofi Background IP” means Background IP Controlled by Sanofi consisting solely of: (a) Patents covering inventions that (i) were conceived or reduced to practice on or before [*] for the [*] (even if such Patents were applied for or issued after such date), (ii) are [*] into a Collaboration [*] or [*] pursuant to Section 2.9.1 (Information Sharing), and (iii) [*], pursuant to Section 17.7.2 (Reversion); and (b) Know-How that (i) was in existence on or before [*] for the [*], (ii) is [*] under Part 2 ([*]) of the [*] and that [*] pursuant to Section 2.9.1 (Information Sharing), and (iii) [*] to Research, Develop, Manufacture, or Commercialize a Reverted Product that is Directed To the [*].  [*].

(i)Section 2.7.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.7.4Activities to be Performed by Sanofi. The Parties agree that Sanofi shall have the right to perform certain research activities under the Agreement, including [*]. If Sanofi performs any such [*] research activities, then Nurix shall transfer upon request by Sanofi and at no cost to Sanofi, adequate amounts of biological and CTM materials and Target Binder materials (including protocols, control compounds, and reagents for related assays) for such purposes, in each case as may be specified in the applicable Research Plan or otherwise mutually agreed by the Parties via the JRC as reflected in written minutes approved in accordance with Section 9.2.2 of the Agreement. Prior to Nurix transferring any such materials to Sanofi, the Parties shall enter into a material transfer agreement in substantially the form set forth on Exhibit F to the Correspondence (a “Material Transfer Agreement”).

(j)For clarity, Section 2.9.1 (Information Sharing) shall apply to all Research conducted by Sanofi under Part 2 ([*]) of the Amended [*] Research Plan.  For further clarity,

notwithstanding anything to the contrary in Section 2.9.2 (Development Candidate Data Package) or Section 2.9.3 (Nurix Key Data Report) of the Agreement, [*] results of Sanofi’s activities with respect to the Research under Part 2 ([*]) of the [*], as assigned to Sanofi under the [*].

(k)Section 2.10.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.10.3Research Results.  All Research Results generated by or on behalf of (i) Nurix or (ii) solely in the case of Research Results related to Collaboration [*], either Party, in each case, under this Agreement or any Ancillary Agreement will be deemed the Confidential Information of both Parties, provided, however, that, if Sanofi fails to make a License Extension Fee for a Collaboration Target in accordance with Section 11.4 (License Extension Fee) prior to the expiration of the License Extension Fee Timeframe for such Collaboration License, then upon the expiration of the Target Exclusivity Period for such Target, all Research Results related to such Target that are generated by or on behalf of (i) Nurix or (ii) solely in the case of [*], either Party, in each case, in the performance of the Collaboration will be deemed the Confidential Information of Nurix, to the extent such Research Results do not include any data, results or other information pertaining to any CTM comprising a [*], any [*] or other Sanofi Materials, or, in the case of the [*], any [*], in each case, which will be deemed the Confidential Information of Sanofi.  For clarity: (a) this Section 2.10.3 (Research Results) shall not limit Sanofi’s ability to exercise the license set forth in Section 17.7.2(c) (Reversion), in accordance with the terms and conditions thereof; and (b) Sanofi’s ability to use and disclose such Nurix Confidential Information to Third Parties is governed by Article 14 (Confidentiality), including Sanofi’s right to make disclosures as further described in Section 14.3.1(e)(ii) under customary confidentiality and non-use obligations, to the extent necessary or reasonably useful for Sanofi to exercise its rights under the license set forth in Section 17.7.2(c) (Reversion).

(l)Section 7.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

7.1Manufacturing.  Subject to the terms and conditions of this Agreement, (a) Nurix, at its sole cost and expense, will Manufacture, itself or through Third Parties, Research supplies (other than GLP tox supplies) for the Parties’ use of the respective CTMs, Target Binders and Development Candidates in the Field in the Territory under the Collaboration, provided that [*], provided, further, that Research supplies for Sanofi shall be limited to those specified in any Research Plan for Sanofi activities or otherwise as permitted under Section 2.7.4 (Activities to be Performed by Sanofi), and (b) Sanofi will have the sole and exclusive right to Manufacture (and will solely and exclusively control, at its discretion, the Manufacture of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the GLP tox supplies, and supplies to support Development or Commercial activities for the respective Development Candidates, backups thereto and Licensed Products in the Field in the Territory. Subject to the Co-Development/Co-Commercialization Agreement and Profit/Loss Share Agreement (if executed), all such Manufacturing described in clause (b) will be at Sanofi’s sole cost and expense.  Notwithstanding the foregoing, Sanofi shall have the right, but not the obligation, to Manufacture, itself or through Third Parties, Research supplies of [*] to enable Sanofi’s activities with respect to the Research of Collaboration [*], as assigned to Sanofi under the [*].  Upon request, Nurix shall provide Sanofi with [*] for Sanofi to be able to Manufacture such Research supplies, including, without limitation, [*] for the relevant

Collaboration [*].

(m)Notwithstanding anything in Article 8 (Nurix Options) to the contrary: (i) under Section 8.1 (Delivery of Profit/Loss Share Data Package to Nurix), if [*] is achieved for a Licensed Product that is a [*] (a “[*]”) and/or a [*], then Sanofi will provide Nurix with a Profit/Loss Share Data Package for [*] Licensed Product Directed To the [*] that achieves [*]; and (ii) under Section 8.2 (Option Exercise), [*], Nurix may elect to exercise a Co-Development/Co-Promotion Option for [*], in each case, after receiving the Profit/Loss Share Data Package for the [*].  If (a) Nurix elects to exercise the Co-Development/Co-Promotion Option for [*] after receiving such Profit/Loss Share Data Package and (b) [*], then Sanofi will [*] for the [*]; provided that, for clarity, [*], which shall [*].  [*].

(n)Section 9.4.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

9.4.1JRC Decisions.  Each Party will have one vote at the JRC. The JRC will endeavor to make decisions by consensus. In the absence of consensus, any dispute will be escalated to the Executive Officers, and if the Executive Officers are unable to resolve such dispute within [*] Business Days after such matter has been referred to them then (a) for matters relating to [*], Nurix shall have final decision-making ability; provided that, Sanofi shall have final decision-making ability for matters relating to [*], and (b) for all other matters and any matter overseen by the JRC, Sanofi shall have final decision-making ability. For clarity, Nurix shall not use its final decision-making ability to (i) [*]; (ii) [*] or (iii) [*].

(o)Exhibit B attached to this Amendment is hereby added to Schedule 1.188 (Research Milestone Event Criteria) to the Agreement, solely with respect to [*].  For clarity, with respect to Licensed Products other than [*], Schedule 1.188 shall remain unchanged.

(p)Clause (a) of Section 13.2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)Before License Term Extension.  Prior to the occurrence of a License Term Extension with respect to a Collaboration Target, [*] will be responsible for the Prosecution and Maintenance of Product Patents, including [*], at [*] sole cost and expense.  Product Patents invented [*] will be Prosecuted and Maintained [*], Product Patents invented [*] will be Prosecuted and Maintained in [*], and Product Patents that are [*] will be Prosecuted and Maintained in [*], provided that [*].

(q)For clarity: (1) all Inventions made or created solely by Sanofi’s or its Affiliates’ employees, independent contractors or consultants in the course of conducting activities under Part 2 ([*]) of the [*] will be Foreground IP [*] in accordance with Section 13.1.1 (General); and (2) such Foreground IP (A) is licensed to Nurix in accordance with Section 12.1.1 (Research License to Nurix), including for purposes of the Research to be conducted by Nurix or its Affiliates under Part 1 of the [*], and (B) would be [*].

(r)Section 17.7.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

17.7.2Reversion.

(a)  Sanofi hereby grants to Nurix (i) [*] license, under [*] to Develop, Manufacture and Commercialize all Reverted Products in the Field in each applicable country in the Territory, subject to Nurix’s obligations under Section 2.10.1 (Target Exclusivity), and (ii) solely in the case of the [*], [*], subject to Nurix’s obligations under Section 2.10.1 (Target Exclusivity). Nurix will only exercise its rights under the foregoing license in accordance with Section 12.2 (Expiration; License Term Extension), if Sanofi fails to make the License Extension Fee for the applicable Collaboration Target in accordance with Section 11.4 (License Extension Fee) prior to the expiration of the License Extension Fee Timeframe for such Collaboration License, and will only exercise its rights under the foregoing license with respect to Reverted Products in existence as of the expiration date of the applicable Collaboration License.  For clarity, Sanofi shall retain the right to use [*] for [*], and all such other intellectual property rights, Patents or Know-How owned or Controlled by Sanofi for [*] other than with respect to a Reverted Product.  Nurix shall have the right to terminate all or any portion of the rights granted to it under this 17.7.2 (Reversion), upon written notice to Sanofi. Subject to the previous sentence, Nurix shall pay to Sanofi royalties on Annual Net Sales (as such term is applied mutatis mutandis to Nurix and its Affiliates and sublicensees) of: (a) Reverted Products that [*] or, (b) solely with respect to [*], to the extent Covered by [*].  For clarity, with respect to [*], the license granted to Nurix in this Section 17.7.2 shall be [*].

(b)  [*].

(c)  Nurix hereby grants to Sanofi a [*] license, under the Research Results generated by Sanofi related to [*] that became the sole Confidential Information of Nurix upon the expiration of the Target Exclusivity Period for the [*] in accordance with Section 2.10.3 (Research Results) to use for [*].

(s)Section 13.2.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

13.2.4Cooperation via JPC.  A Party that Prosecutes and Maintains any Patent in accordance with this Section 13.2 (Prosecution and Maintenance) (the “Prosecuting Party”) will keep the other Party (the “Non-Prosecuting Party”) reasonably informed of the status of such Patent via the JPC. The Non-Prosecuting Party will fully cooperate with the Prosecuting Party in connection with the Prosecution and Maintenance of such Patents described in Section 13.2.1 (Before License Term Extension) and Section 13.2.1(b) (After License Term Extension), including as set forth in Section 13.1.2 (Invention Assignments) above.  With respect to Non-Product Patents, Sanofi will have an opportunity to comment through the JPC on the Prosecution and Maintenance of such Non-Product Patent solely to the extent [*].  Each Party through the JPC will promptly notify the other Party of any opposition by a Third Party or similar adverse proceeding by a Third Party with respect to a Product Patent or, to the extent described in the foregoing sentence, a Non-Product Patent, of which it becomes aware.

3.Miscellaneous.

(a)No Other Amendments.  This Amendment shall be deemed to be a part of and incorporated into the Agreement.  In the event of a conflict between this Amendment and the Agreement, this Amendment shall control.  Except as expressly set forth in this Amendment, all of the terms and conditions of the Agreement, including without limitation rights and obligations with respect to Patents and Know-How, shall remain unchanged and are ratified and confirmed in all respects and remain in full force and effect.

(b)Entire Agreement.  This Amendment, together with the Agreement and any exhibits or attachments thereto, contains the entire agreement by the Parties with respect to the subject matter hereof, and any reference to the Agreement shall refer to the Agreement, as amended by this Amendment.

(c)Counterparts.  This Amendment may be executed in counterparts with the same effect as if both Parties had signed the same document.  All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.  Any such counterpart, to the extent delivered by Electronic Delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No Party will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

(d)Choice of Law.  This Amendment and any Dispute arising from the performance or breach hereof will be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to any choice of law rules.

[Signature Page Follows]

In Witness Whereof, and intending to be legally bound hereby, the Parties have caused this Amendment to be executed by their respective duly authorized representatives as of the Amendment Date.

nurix therapeutics, Inc. By: /s/ Christine Ring Name: Christine Ring Title: General Counsel	genzyme corporation By: /s/ Matthew J. LaMarche Name: Matthew J. LaMarche Title: US Site Head, Integrated Drug Discover